Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 16, 2016, between Black Diamond, Inc., a Delaware corporation (the “Company”), and Aaron Kuehne (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee as the Chief Administrative Officer, Chief Financial Officer, Secretary and Treasurer of the Company and to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to be employed as the Chief Administrative Officer, Chief Financial Officer, Secretary and Treasurer of the Company on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.	Employment and Term.

The Company hereby employs the Employee as the Chief Administrative Officer, Chief Financial Officer, Secretary and Treasurer of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. The term of this Agreement shall commence and be effective only on July 1, 2016 provided that Employee remains in the employ of the Company and this Agreement has not been terminated as of such date (the “Commencement Date”), and shall terminate on the fourth anniversary of the Commencement Date (the “Term”), subject to earlier termination as provided herein. This Agreement shall automatically terminate prior to the Commencement Date if the Employee is not employed by the Company at any time between the date hereof and the Commencement Date.

2.	Duties; Work Site.

(a)  During the Term of this Agreement, the Employee shall serve as the Chief Administrative Officer, Chief Financial Officer, Secretary and Treasurer of the Company and shall perform all duties commensurate with his positions and as may be assigned to him by the Executive Chairman of the Board or the Executive Vice Chairman of the Board of the Company (the “Board”) or their designees. The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his positions.

(b)  The Employee shall report to and shall communicate regularly with the Executive Chairman of the Board, the Executive Vice Chairman of the Board or their designees.

(c)  The Employee and the Company agree that the Employee’s duties will be discharged from the Company’s Salt Lake City, Utah location. The Employee agrees to travel for business purposes in such amount as is necessary in order for the Employee to fully and competently perform his duties hereunder.

3.	Compensation, Bonus, Benefits, etc.

(a)  Salary. During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, an annual salary at the rate of $300,000 (the “Base Compensation”). The Base Compensation shall be payable in accordance with the normal payroll practices of the Company.

(b)  Bonus. In addition to the Base Compensation described above, the Employee shall, in the sole and absolute discretion of the Board or the Compensation Committee of the Board, be entitled to an annual performance bonus of up to twenty-five percent (25%) of the Base Compensation which may be based upon a variety of factors, including qualitative and quantitative Company objectives, all as determined annually in the sole and absolute discretion of the Board or Compensation Committee of the Board. In addition, the Employee may be entitled to participate in such other bonus plans, during the Term of this Agreement, as the Board or the Compensation Committee of the Board may, in its sole and absolute discretion, determine. Any such bonus, as determined by the Board or the Compensation Committee of the Board, shall be payable to the Employee no later than the date that is two weeks after the filing of the Company’s Form 10-K for the year in which it was earned. For the fiscal year ending December 31, 2016, the Employee’s target bonus shall be $50,000, subject, however, to final determination by the Board or the Compensation Committee of the Board.

(c)  Stock Options. On the Commencement Date, provided that the Employee remains employed by the Company and this Agreement has not been terminated as of such date, the Company shall issue to the Employee options (the “Stock Options”) to purchase 125,000 shares of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”), having an exercise price equal to the closing trading price of the Company’s Common Stock on NASDAQ or other national or regional stock exchange on which such securities are listed on the Commencement Date. The Stock Options shall vest as follows: (i) 41,667 shares on the first anniversary of the date of grant, (ii) 41,667 shares on the second anniversary of the date of grant and (iii) 41,666 shares on the third anniversary of the date of grant; provided, that, the Stock Options shall accelerate and vest earlier in accordance with the terms of this Agreement; provided, further, that all Stock Options shall expire on the tenth anniversary of the Commencement Date, unless sooner terminated in accordance with the terms of this Agreement. The terms and provisions of the Stock Options shall be set forth in a stock option agreement in form and substance satisfactory to the Company.

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(d)  Restricted Stock. On the Commencement Date, provided that the Employee remains employed by the Company and this Agreement has not been terminated as of such date, the Company shall issue to the Employee 100,000 restricted shares of Common Stock (the “Restricted Stock”), which shall be subject to the vesting and lapse of restrictions on such Restricted Stock based on the timing set forth below:

(i) The Restricted Stock shall vest upon the achievement of a closing price of at least $15 per share of Common Stock on NASDAQ or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days;

(ii) Any shares not vested based on the foregoing closing share price of Common Stock prior to the fourth anniversary of the Commencement Date shall be forfeited and be null and void; and

(iii) The vesting, and/or forfeiture, of the Restricted Stock, may be accelerated in accordance with the terms of this Agreement.

The terms and provisions of the Restricted Stock shall be set forth in a restricted stock agreement in form and substance satisfactory to the Company.

(e)  Benefits. During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time. The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(f)  Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

(g)  Taxes. The Base Compensation and any other compensation paid to Employee, including, without limitation, any bonus, shall be subject to withholding for applicable taxes and other amounts.

4.	Representations of Employee.

The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of the Employee to perform his duties under this Agreement.

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5.    Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a)  Confidential Information.

               (i) The Employee acknowledges that as a result of his retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee.

             (ii)  The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b)  Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information.

(c)  Inventions, etc. During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by him alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

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The Employee agrees that all copyrights created in conjunction with his service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Company any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, during the Term of this Agreement and for a period of two years after termination of this Agreement, as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)  Non-Competition. The Employee agrees not to utilize his special knowledge of the Business and his relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Company in the Business during the Restricted Period. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the

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over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Company, or, to the Employee’s knowledge, is a customer of the Business conducted by the Company at any time during the Restricted Period.

(e)  Non-Disparagement and Non-Interference. The Employee shall not, either directly or indirectly, (i) during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Company or its business, reputation or prospects; (ii) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage the business relationships of the Company; or (iii) at any time during or after the Restricted Period, use or purport to authorize any Person to use any Intellectual Property owned by the Company or exclusively licensed to the Company or to otherwise infringe on the intellectual property rights of the Company.

(f)  Non-Solicitation. During the Restricted Period, the Employee shall not recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company during the preceding one year.

(g)  Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of designing, manufacturing, assembling, licensing, distributing, marketing and selling active outdoor performance products and apparel for climbing, mountaineering, backpacking, skiing, cycling and other outdoor recreation activities, avalanche transceiver technology, alpine safety products, and any other business that the Company or its subsidiaries may be engaged in during the Term of this Agreement; (ii) the term “Competitive Business” shall mean any business competitive with the Business; and (iii) the term “Restricted Period” shall mean the Term of this Agreement and a period of two years after termination of this Agreement; provided, that, if Employee breaches the covenants set forth in this Section 5, the Restricted Period shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached. “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity and a government or any department or agency thereof.

6.    Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies

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available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs. If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.    Termination. This Agreement shall terminate at the end of the Term set forth in Section 1. In addition, this Agreement may be terminated prior to the end of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7. For purposes of this Section 7, the term “stock options” shall include the Stock Options and the term “restricted stock” shall include the Restricted Stock.

(a)  Death or Permanent Disability. If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective upon the Employee’s death or when his disability is deemed to have become permanent. If the Employee is unable to perform his normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, his disability shall be deemed to have become permanent. If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or his estate shall be entitled to receive accrued Base Compensation through the date of such termination, all granted but unvested stock options and unvested restricted stock held by the Employee shall immediately vest and the Employee or the Employee’s estate, as applicable, shall have no further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination, except as provided in Section 3(b) of this Agreement; provided, however, that any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred pro rated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executive officers of the Company for such year, but no later than the date that is two weeks after the filing of the Company’s Form 10-K for the year in which it was earned.

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(b)  Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (v) of this Section 7(b)); (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement; (iii) Employee’s failure to perform any reasonable directive of the Board; (iv) fraud, criminal conduct, dishonesty or embezzlement by the Employee; or (v) Employee’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company. If this Agreement is terminated by the Company for Cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination, all stock options, whether vested or unvested, will be forfeited by the Employee and be null and void, all granted but unvested restricted stock shall be forfeited and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective date of such termination; provided, however, that in the event of a termination for Cause pursuant to Section 7(b)(iii) hereof, the Employee shall be entitled to retain any vested stock options, but subject to the terms and conditions thereof.

(c)  Without Cause. This Agreement may be terminated, at any time by the Company without Cause immediately upon giving written notice to the Employee of such termination. Upon the termination of this Agreement by the Company without Cause, the Employee shall be entitled to receive one year of Base Compensation and reimbursement of any COBRA premium payments made by the Employee during such one-year period upon receipt of a COBRA billing statement, in each case payable in accordance with the Company’s normal payroll practices, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options and all unvested restricted stock shall be forfeited and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination.

(d)  By Employee. The Employee may terminate this Agreement at any time upon providing the Company with 90 days’ prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(d), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination, all granted but unvested stock options and all unvested restricted stock shall be forfeited and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective date of such termination.

(e)  Change in Control. Upon the occurrence of a Change in Control (as hereinafter defined), the Employee shall have the right to terminate this Agreement within 30 days of the occurrence of such Change in Control; provided, however, that if requested to do so by the Company or the acquiror of the business of the Company in such Change of Control, the Employee shall provide consulting services to the Company or such acquiror, as applicable, for transition purposes for a period of up to six months following the effective date of such Change in Control and his termination of this Agreement, and the Company or such acquiror shall pay consulting fees to the Employee

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for such six month period in an amount equal to the compensation he would have otherwise received under this Agreement had it been in effect for such six month period. Upon the termination of this Agreement by either party within 30 days of the occurrence of a Change in Control (other than a termination by the Company for Cause during such period, in which event the provisions of Section 7(b) shall apply), the Employee shall be entitled to receive one year of Base Compensation in one lump sum within five business days after the effective date of such termination and reimbursement of any COBRA premium payments made by the Employee during such one-year period upon receipt of a COBRA billing statement, subject to withholding for applicable taxes and other amounts, and all granted but unvested stock options and all unvested restricted stock held by the Employee shall immediately vest; provided, however, that if the Company or the acquiror described above requests Employee to provide the consulting services described above, then the one year of Base Compensation that is payable in one lump sum shall become due and payable in one lump sum upon the expiration of such consulting period, and shall not be payable if the Employee does not render such consulting services. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company.

(f)  Return of Payments and Cancellation of Benefits. In the event that the Employee fails to comply with any of his obligations under this Agreement, including, without limitation, the covenants contained in Section 5 hereof, the Employee shall repay to the Company any payments received by the Company in respect of the one year Base Compensation required to be paid pursuant to Section 7(c) or Section 7(e) hereof as of the date of such failure to comply, the Company’s obligation to provide the remainder, if any, of such one year Base Compensation shall terminate and be null and void as of such date, and the Employee will have no further rights in or to such amounts and benefits.

8.	Miscellaneous.

(a)  Survival. The provisions of Sections 4, 5, 6, 7 and 8 shall survive the termination of this Agreement.

(b)  Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

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(c)  Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)  Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)  Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f)  Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company: Black Diamond, Inc. 2084 East 3900 South Salt Lake City, Utah 84124 Facsimile: (801) 278-5544 Attention: Warren B. Kanders	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019 Facsimile: (212) 245-3009 Attention: Robert L. Lawrence, Esq.
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If to the Employee: Aaron Kuehne 1448 South Via La Costa Way Kaysville, UT 84037

(g)  Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)  Jurisdiction; Venue. This Agreement shall be subject to the non-exclusive jurisdiction of the federal courts or state courts of the State of Delaware, County of New Castle, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The prevailing party in any proceeding instituted in connection with this Agreement shall be entitled to an award of its/his reasonable attorneys’ fees and costs.

(i)  Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j)  Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

(k)  Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

(l)   Headings and References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any section refer to such section of this Agreement unless the context otherwise requires.

(m)  IRC Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. To the extent not otherwise provided by this Agreement, and solely to the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his termination of employment with the Company shall be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Company and its affiliates (within the meaning of Section 409A of the Code).

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(n)  Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

(o)  Participation of the Parties. The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

Black Diamond, Inc. By: /s/ Warren B. Kanders Name: Warren B. Kanders Title: Executive Chairman	Employee /s/ Aaron Kuehne Aaron Kuehne

(Signature Page to Employment Agreement of Aaron Kuehne)